Exhibit (a)(1)(f)

SONICWALL ANNOUNCES EMPLOYEE STOCK OPTION EXCHANGE PROGRAM SUNNYVALE, Calif.—January 9, 2003—SonicWALL, Inc. (SonicWALL®) (Nasdaq: SNWL) announced today that its Board of Directors has approved a voluntary stock option exchange program for SonicWALL employees.

Under the program, SonicWALL employees will be offered the opportunity to exchange outstanding stock options with exercise prices equal to or greater than $10.00 per share for new stock options. Employees will receive new stock options in exchange for outstanding stock options at an exchange ratio of 1 for 1. The new stock options will be granted on the first business day that is six months and one day after the cancellation of the old options. SonicWALL expects the new option grant date to be August 11, 2003.

The exercise price per share of the new options will be the fair market value of SonicWALL common stock at the close of regular trading on the new option grant date. Members of the SonicWALL Board of Directors, SonicWALL executive officers and certain other employees are not eligible to participate in this program.

SonicWALL expects there will be no compensation charges as a result of the stock option exchange program. The terms and conditions of the stock option exchange program are contained in a Tender Offer Statement on Schedule TO that SonicWALL filed with the Securities and Exchange Commission today.

About SonicWALL, Inc.
SonicWALL, Inc. is the leading provider of integrated Internet security appliances offering access security, transaction security and security services for the enterprise, e-commerce, SME, education and government markets. Core technologies include firewall, VPN, SSL, high availability, anti-virus, strong authentication with digital certificates, vulnerability assessment and content filtering. Together, these products and technologies provide the most comprehensive Distributed Security Architecture available. SonicWALL, Inc. is headquartered in Sunnyvale, CA. SonicWALL trades on the NASDAQ exchange under the symbol SNWL. For more information, contact SonicWALL at 408-745-9600 or visit the company Web site at http://www.sonicwall.com.

NOTE: SonicWALL is a registered trademark of SonicWALL, Inc. Other product and company names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Important Information About Forward-Looking Statements

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include statements regarding the expected timing of the new option grant date and the accounting consequences of the stock option exchange program. These statements are predictions and involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements. These risks include changes in the expected timing of the stock option exchange program, changes in accounting rules, and other risks that are set forth in more detail in the company’s Tender Offer Statement on Schedule TO, its Form 10-K for the year ended December 31, 2001 and its Form 10-Q for the quarter ended September 30, 2002. SonicWALL expressly assumes no obligation to update any such forward-looking statements.

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